Exhibit 99.2

FOR IMMEDIATE RELEASE

Houston American Energy Corp. Appoints Matthew T. Henninger to Board of Directors

HOUSTON, TX – July 1st, 2025 – In a move to strengthen its leadership following a strategic share exchange with Abundia Global Impact Group (AGIG), Houston American Energy Corp. (NYSE American: HUSA) (“HUSA” or the “Company”) today announced the appointment of Matthew T. Henninger to its Board of Directors, effective immediately. Mr. Henninger will serve on the Audit Committee and Compensation Committees.

“We are pleased to welcome Matthew to the Company’s Board of Directors,” said Chairman Peter Longo. “Matthew’s global business expertise and extensive background in finance and strategic planning make him well-suited to help guide the Company’s growth and value creation strategies. We look forward to his contributions to the Board.”

Mr. Henninger is a New York-based executive with over 35 years of investment banking, operational management and business advisory experience. He is currently a Managing Partner at BRM Holdings, a private family office and serves as the CEO of Exotropin, a BRM Holdings portfolio company. Previously, Mr. Henninger was the CEO of Cedi Global and was the President of Red Lion Partners. He has operated, advised and served on boards of directors in a range of industries including consumer products, medical chemicals, industrial manufacturing, and short-line rail transportation and others.

“I am honored to join the Board at such a pivotal moment,” said Mr. Henninger. “The company’s new direction, powered by Abundia’s vision for converting waste into valuable resources, presents a compelling opportunity to create significant economic value while addressing a critical global challenge. I look forward to working with the team to drive this transformative strategy going forward.”

Concurrent with the appointment and the closing of the share exchange on [July 1], 2025, Stephen P. Hartzell has resigned from the Board of Directors. The Company extends its gratitude to him for his service. Following these changes, the Board remains composed of five directors, including three independent members.

About Houston American Energy Corp.

Houston American Energy Corp. (NYSE American: HUSA) is a renewable energy company focused on converting waste materials into valuable low-carbon fuels and chemicals. Through its proprietary pyrolysis technology, the company addresses the global plastic waste crisis while supplying high-demand products like sustainable aviation fuel and recycled feedstocks to the energy and chemical industries.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.